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                                                                    Exhibit 10.8





                                 PROMISSORY NOTE

Roseland, New Jersey                              $1,000,000.00
                                                  together with interest at
                                                  the rate of 7% per annum

                                                  November 30, 1998


                  ON DEMAND, and for value received, the undersigned, Patrick Lombardi and Louis Lombardi, promise to pay to the order of COOPERATIVE COMMUNICATIONS, INC., the sum of One Million dollars and no cents ($1,000,000.00) with interest at the rate of Seven Percent (7%) per annum, from the date hereof until fully paid. Same shall be for Thirty (30) years in 360 equal and consecutive monthly installments of $6,653.10 which includes interest at the rate aforesaid. Payments shall be made at 420 Washington Avenue, Belleville, New Jersey unless the holder notifies the makers in writing of a different designated payment location. The first payment due hereunder shall be December , 1998 and on the like day of each succeeding month thereafter until fully paid.


                  1. We hereby waive presentment for payment, demand, notice of non-payment, protest and notice of protest.

                  2. The unpaid balance of this loan may be prepaid in full at any time without penalty as well as in installments of amounts no less than $1000.00 each.

                  3. The following shall constitute events of default under this note:


                  A. The failure to pay the holder hereof any sums owed after due demand for payment has been made.


                  4. Remedies on default that are not exclusive but are in addition to any other legal or equitable relief the holder may have or be entitled to under any Federal or State Statute or equitable principal.

                  A. If an event of default described above occurs, the holder hereof shall have the right to declare all of the principal balance and all of the accrued but unpaid interest immediately due and payable.

                  5. No extension, modification or waiver of any term or condition of this note shall be valid or binding upon the holder unless it is in writing and signed by the holder.


                  6. The maker hereby waives presentment, demand for payment, protest, notice of protest, notice of dishonor, all defenses, set-offs and counterclaims that it might have against the payee or any holder of this note, except for (1) limitation on maker's liability that extends only to the value of the makers equity in the real estate which is collateralizing this promissory note; and (2) while payee remains as a tenant of the premises, they have an obligation to pay rent in accordance with the terms and conditions of a lease agreement with the makers of this Note. In the event they do not pay rent nor comply with the terms of said Note, those actions shall constitute a right of set off to the makers, and makers failure to make payments hereunder in the event of payee's noncompliance with the lease terms shall not constitute a default hereunder.


                  7. This note is secured by real estate mortgage dated November 1998 on real property described therein and located at 420 Washington Avenue in the Township of Belleville, County of Essex, New Jersey. In the event of any default under this Note, then in addition to all other remedies the holder may have, the mortgagee may institute foreclosure proceedings on the mortgages.

WITNESS:

                                        /s/ Patrick Lombardi
                                        --------------------
                                            PATRICK LOMBARDI

                                        /s/ Louis Lombardi
                                        --------------------
                                            LOUIS LOMBARDI

/s/ Joyce Gumina
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